Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727 Dave Urban, vice president, director of investor relations 414 765-7853

MARSHALL & ILSLEY CORPORATION DETAILS RELATIONSHIP WITH
FRANKLIN CREDIT MANAGEMENT

Milwaukee, Wis. – November 19, 2007 – As a result of recent announcements by Franklin Credit Management Corporation (Nasdaq: FCMC) (Franklin) and Huntington Bancshares Incorporated (Nasdaq: HBAN) regarding the deterioration in Franklin’s mortgage portfolio, Marshall & Ilsley Corporation (NYSE: MI) (M&I) has undertaken and is continuing a review of M&I’s credit relationship with Franklin.  At October 31, 2007, M&I’s total credit exposure to Franklin and its wholly-owned subsidiary, Tribeca Lending Corp (Tribeca), was $282 million.  All of M&I’s loans to Franklin and Tribeca were current and performing as of October 31, 2007.

M&I’s loans to Franklin and Tribeca are secured by pools of first and second priority residential mortgages.  With regard to the underlying mortgage pools securing M&I’s loans to Franklin,

$97 million were originated prior to 2005 and are performing substantially within originally projected loss expectations.  With regard to the underlying mortgage pools securing M&I’s loans to Tribeca, all $62 million of such pools are performing within originally projected loss expectations.  With respect to the remaining approximately $123 million in the underlying mortgage pools securing M&I’s loans to Franklin, more than half of such amount is current and performing, and any losses imbedded in the remaining amount are not expected to be material to M&I’s financial results.

“We have been in ongoing discussions with Franklin management, and we continue to monitor this credit closely,” stated Mark Hogan, M&I’s Chief Credit Officer.  “As is consistent with our traditional credit discipline, we will evaluate known and probable loss exposures in this and our other consumer portfolios and will take actions as prudent and necessary.”

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 49 locations throughout Arizona; 30 offices along Florida’s west coast and in central Florida; 14 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

This press release contains forward-looking statements concerning M&I’s future operations and financial results. Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include (i) the factors identified in M&I’s Annual Report on Form 10-K for the year ended December 31, 2006 under the heading “Forward-Looking Statements” which factors are incorporated herein by reference, and (ii) such other factors as may be described from time to time in M&I’s SEC filings.

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